PRESS RELEASE


         Maverick Tube Corporation announced today that its Board of Directors approved the Shareholder Rights Plan at its meeting on July 24, 1998.

         The Rights Plan, which is similar to plans adopted by many other corporations with publicly traded stock, is designed to ensure that Maverick shareholders would be treated fairly in any merger and to guard against any partial tender offers for Maverick stock or other abusive takeover tactics that otherwise might be used by a corporate raider to gain control of the company.

         The Rights Plan provides for the issuance of one stock purchase right for each outstanding share of Maverick's common stock as of a record date to be determined by the Board of Directors. The Rights will become exercisable only if a person acting without the approval of Maverick's Board of Directors should acquire beneficial ownership of twenty percent or more of the outstanding shares of Maverick's common stock or announce an unsolicited tender offer for the stock. If exercisable, the Rights would give all shareholders, other than the twenty percent shareholder, the opportunity to buy substantial additional amounts of Maverick's common stock under terms and conditions that would significantly dilute the twenty percent shareholder. Unless and until exercisable, the Rights will trade with and be inseparable from Maverick's common stock, and will be evidenced by common stock certificates.

         Gregg Eisenberg, president and chief executive officer of the company, stated that "the Rights Plan is not intended to prevent and will not prevent an acquisition of the company at a full and fair price. However, it may cause substantial dilution to a person or group that acquires twenty percent or more of the company's common stock unless the Rights are first redeemed by the Board of Directors. The Rights should not interfere with any merger or other business combination that is in the best interest of the company and its shareholders, since the Rights may be redeemed by the company prior to the day that a person or group acquires twenty percent or more of the company's common stock. The Rights Plan was not adopted in response to any effort to acquire control of the company."

         The Plan does not in any way weaken the company's financial strength or interfere with its business plans. The issuance of the Rights has no dilutive effect, will not affect reported earnings per share, is not taxable to the company or shareholders and will not change the way in which the company's shares are traded.